Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of VBI Vaccines, Inc. and subsidiaries on Form S-3 (Nos. 333-226271 and 333-217995) and Form S-8 (Nos. 333-226261 and 333-212160) of our report dated February 25, 2019 on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 25, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP
Iselin, New Jersey
February 25, 2019